                                                                      EXHIBIT 10

--------------------------------------------------------------------------------


                         AGREEMENT AND PLAN OF MERGER


                                    between


                      EQUITY RESIDENTIAL PROPERTIES TRUST

                                      and


                      EVANS WITHYCOMBE RESIDENTIAL, INC.


                          Dated as of August 27, 1997


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

Article                                                              Page
-------                                                              ----
1    THE MERGER.......................................................   2
     1.1   The Merger.................................................   2
     1.2   Closing....................................................   2
     1.3   Effective Time.............................................   2
     1.4   Effect of Merger on Declaration of Trust
           and By-Laws................................................   3
     1.5   Trustees...................................................   3
     1.6   Effect on Shares and Options...............................   3
     1.7   Exchange Ratio.............................................   3
     1.8   Transactions Relating To EWR Partnership...................   3
     1.9   No Appraisal Rights........................................   5

2    REPRESENTATIONS AND WARRANTIES OF EWR............................   5
     2.1   Organization, Standing and Power of EWR....................   5
     2.2   EWR Subsidiaries...........................................   5
     2.3   Capital Structure..........................................   6
     2.4   Other Interests............................................   8
     2.5   Authority; Noncontravention; Consents......................   8
     2.6   SEC Documents; Financial Statements;
           Undisclosed Liabilities....................................   9
     2.7   Absence of Certain Changes or Events.......................  10
     2.8   Litigation.................................................  11
     2.9   Properties.................................................  11
     2.10  Environmental Matters......................................  13
     2.11  Related Party Transactions.................................  13
     2.12  Employee Benefits..........................................  14
     2.13  Employee Policies..........................................  16
     2.14  Taxes......................................................  16
     2.15  No Payments to Employees, Officers or
           Directors..................................................  17
     2.16  Brokers; Schedule of Fees and Expenses.....................  18
     2.17  Compliance with Laws.......................................  18
     2.18  Contracts; Debt Instruments................................  18
     2.19  Opinion of Financial Advisor...............................  20
     2.20  State Takeover Statutes....................................  20
     2.21  Registration Statement.....................................  20
     2.22  Investment Company Act of 1940.............................  20
     2.23  Definition of Knowledge of EWR.............................  20

3    REPRESENTATIONS AND WARRANTIES OF EQR............................  20


Article                                                                Page
-------                                                                ----
     3.1   Organization, Standing and Power of EQR.....................  20
     3.2   Capital Structure...........................................  21
     3.3   Organization, Standing and Power of ERP
           Operating Partnership.......................................  22
     3.4   Capital Structure of ERP Operating
           Partnership.................................................  22
     3.5   Authority; Noncontravention; Consents.......................  23
     3.6   SEC Documents; Financial Statements;
           Undisclosed Liabilities.....................................  24
     3.7   Absence of Certain Changes or Events........................  25
     3.8   Litigation..................................................  25
     3.9   Properties..................................................  26
     3.10  Environmental Matters.......................................  27
     3.11  Taxes.......................................................  27
     3.12  Brokers; Schedule of Fees and Expenses......................  28
     3.13  Compliance with Laws........................................  28
     3.14  Contracts; Debt Instruments.................................  28
     3.15  Opinion of Financial Advisor................................  28
     3.16  State Takeover Statutes.....................................  28
     3.17  Registration Statement......................................  28
     3.18  Investment Company Act of 1940..............................  29
     3.19  Employee Policies...........................................  29
     3.20  Definition of Knowledge of EQR..............................  29
     3.21  EQR Not an Interested Stockholder...........................  29

4    COVENANTS.........................................................  29
     4.1   Acquisition Proposals.......................................  29
     4.2   Conduct of EWR's Business Pending Merger....................  31
     4.3   Conduct of EQR's Business Pending Merger....................  34
     4.4   Compliance with the Securities Act..........................  35
     4.5   Filing of Certain Reports...................................  35
     4.6   Other Actions...............................................  35

5    ADDITIONAL COVENANTS..............................................  35
     5.1   Preparation of the Registration Statement and the Proxy
           Statement; EWR Shareholders Meeting and EQR Shareholders
           Meeting.....................................................  36
     5.2   Access to Information: Confidentiality......................  38
     5.3   Best Efforts; Notification..................................  39
     5.4   Tax Treatment...............................................  39
     5.5   Public Announcements........................................  39
     5.6   Listing.....................................................  40
     5.7   Transfer and Gains Taxes....................................  40


Article                                                                Page
-------                                                                ----
      5.8  Benefit Plans and Other Employee
           Arrangements................................................. 40
      5.9  Indemnification.............................................. 42
     5.10  Declaration of Dividends and Distributions................... 43
     5.11  Employment and Consulting Agreements......................... 43
     5.12  Transfer of Management Company Shares........................ 43
     5.13  Notices...................................................... 43
     5.14  Options...................................................... 44
     5.15  Resignations................................................. 44
     5.16  Third Party Management Agreements and
           Outside Property Management Agreements....................... 44
     5.17  Intentionally Omitted........................................ 44
     5.18  Restrictions on Resale of Certain EWR
           Properties................................................... 44

6    CONDITIONS......................................................... 45
     6.1  Conditions to Each Party's Obligation to
          Effect the Merger............................................. 45
     6.2  Conditions to Obligations of EQR.............................. 46
     6.3  Conditions to Obligations of EWR.............................. 47

7    TERMINATION, AMENDMENT AND WAIVER.................................. 49
     7.1  Termination................................................... 49
     7.2  Certain Fees and Expenses..................................... 50
     7.3  Effect of Termination......................................... 52
     7.4  Amendment..................................................... 52
     7.5  Extension; Waiver............................................. 52

8    GENERAL PROVISIONS................................................. 52
     8.1  Nonsurvival of Representations and
          Warranties.................................................... 52
     8.2  Notices....................................................... 53
     8.3  Interpretation................................................ 53
     8.4  Counterparts.................................................. 54
     8.5  Entire Agreement; No Third-Party
          Beneficiaries................................................. 54
     8.6  Governing Law................................................. 54
     8.7  Assignment.................................................... 54
     8.8  Enforcement................................................... 54
     8.9  Severability.................................................. 55
     8.10 Non-Recourse.................................................. 55

                                    EXHIBITS
                                    --------

Exhibit "A"   -   Articles of Merger
Exhibit "B"   -   Opinion of Gibson, Dunn & Crutcher LLP
Exhibit "C"   -   Opinion of Rudnick & Wolfe

                             INDEX OF DEFINED TERMS
                             ----------------------

Defined Term                                                         Section
------------                                                         -------
Acquisition Proposal                                                 4.1(a)
Affiliate                                                            2.11
Affiliates                                                           4.4
Agreement                                                            Preamble
Applicable Units                                                     5.18
Asset Contribution                                                   1.8(c)
Asset Contribution Agreement                                         1.8(a)
Average Closing Price                                                5.8(c)
Base Amount                                                          7.2
Benefit Liabilities                                                  2.12(g)
blue sky                                                             2.5(b)
Break-Up Expenses                                                    7.2
Break-Up Fee                                                         7.2
Break-Up Fee Tax Opinion                                             7.2
Capital Expenditure Budget                                           2.9(c)
CIC Agreements                                                       5.8(h)
Closing                                                              1.2
Closing Date                                                         1.2
Code                                                                 Recital C
Commitment                                                           4.2(r)
Company Options                                                      5.8(c)
Confidentiality Agreement                                            5.2
Consent Solicitation Statement                                       5.1(a)(iii)
Consulting Agreement                                                 5.11
Controlled Group Member                                              2.12
Corporate Registration Statement                                     5.1(a)
Department                                                           1.3
Development Agreements                                               4.2(i)
Director Designation Agreement                                       5.17
Effective Time                                                       1.3
employee benefit plan                                                5.8(a)
Employee Plan                                                        2.12
Employee Share Award and Option Plan                                 3.2(a)
Employment Agreement                                                 5.11
Encumbrances                                                         2.9(a)
EQR                                                                  Preamble


Defined Term                                                  Section
------------                                                  -------
EQR Common Share                                              1.7
EQR Disclosure Letter                                         Article 3
EQR Employee Share Plans                                      3.2(a)
EQR Financial Statement Date                                  3.7
EQR Material Adverse Change                                   3.7
EQR Material Adverse Effect                                   3.1
EQR Options                                                   3.2(a)
EQR Preferred Shares                                          3.2(a)
EQR Properties                                                3.9(a)
EQR SEC Documents                                             3.6
EQR Series A Preferred Shares                                 3.2(a)
EQR Series B Preferred Shares                                 3.2(a)
EQR Series C Preferred Shares                                 3.2(a)
EQR Series D Preferred Shares                                 3.2(a)
EQR Series E Preferred Shares                                 3.2(a)
EQR Series F Preferred Shares                                 3.2(a)
EQR Shareholder Approvals                                     3.5(a)
EQR Shareholders Meeting                                      5.1(b)
EQR Subsidiaries                                              3.1
ERISA                                                         2.12
ERP OP Units                                                  1.8(a)
ERP Operating Partnership                                     Recital F
ERP Operating Partnership Agreement                           3.2(a)
EWR                                                           Preamble
EWR Capital Budget                                            2.9(c)
EWR Common Share                                              1.7
EWR Disclosure Letter                                         Article 2
EWR Financial Statement Date                                  2.7
EWR Material Adverse Change                                   2.7
EWR Material Adverse Effect                                   2.1
EWR OP Units                                                  1.8(a)
EWR Options                                                   2.3(b)
EWR Partner Approvals                                         1.8(e)
EWR Partnership                                               Recital F
EWR Partnership Agreement                                     1.8(a)
EWR Properties                                                2.9(a)
EWR SEC Documents                                             2.6
EWR Shareholder Approvals                                     2.5(a)
EWR Shareholders Meeting                                      5.1(c)


Defined Term                                                Section
------------                                                -------
EWR Subsidiaries                                            2.2(a)
EWR Unit Holder                                             1.8(a)
Exchange Act                                                2.6
Exchange Ratio                                              1.7
Flow-Through Entity                                         2.14(b)
GAAP                                                        2.6
Governmental Entity                                         2.5(b)
Hazardous Materials                                         2.10
include, includes or including                              8.3
Indebtedness                                                2.18(b)
Indemnified Parties                                         5.9(a)
Knowledge of EQR                                            3.20
Knowledge of EWR                                            2.23
Laws                                                        2.5(b)
Liens                                                       2.2(b)
Management Corp.                                            Recital G
Management Corp. Stock Purchase Agreement                   Recital G
Merger                                                      Recital A
Merger Agreement                                            Recital B
MGCL                                                        1.1
Non-Employee Directors Plan                                 2.3(a)
1940 Act                                                    2.22
1994 Plan                                                   2.3(a)
Outside Property Management Agreements                      2.18(f)
Partnership Registration Statement                          5.1(a)
Payor                                                       7.2
PBGC                                                        2.12(d)
Pension Plan                                                2.12
Person                                                      2.2(a)
prohibited transaction                                      2.12(c)
Property Restrictions                                       2.9(a)
Property Transfer                                           5.18
Proxy Statement                                             5.1(a)
Qualifying Income                                           7.2
Recipient                                                   7.2
Registration Rights Agreement                               1.8(b)
Registration Statements                                     5.1(a)(iii)
REIT                                                        2.14(b)
REIT Requirements                                           7.2


Defined Term                                               Section
------------                                               -------
rents from real property                                   2.14(b)
Reportable Event                                           2.12(d)
Restricted Share Grants                                    2.3(b)
Retention Program                                          5.8(e)
Retention Program Letter                                   5.8(e)
Schedule 5.8 Employees                                     5.8(e)
SEC                                                        2.5(b)
Securities Act                                             1.8(a)(i)
Shareholder Approvals                                      3.5(a)
Subsidiary                                                 2.2(a)
Superior Acquisition Proposal                              4.1
Surviving Trust                                            1.1
Takeover Statute                                           2.20
Taxable Transaction                                        5.18
Taxes                                                      2.14(a)
Third Party Management Agreements                          2.18(e)
Third Party Provisions                                     8.5
Title 8                                                    1.1
Trading Day                                                5.8(c)
Transfer and Gains Taxes                                   5.7
Transfer Date                                              1.8(d)
Unit Contribution Agreement                                Recital F
Voting Agreement                                           Recital H
Welfare Plan                                               2.12

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 27, 1997 by and between EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust ("EQR"), and EVANS WITHYCOMBE RESIDENTIAL, INC., a Maryland corporation ("EWR").

                               R E C I T A L S:
                               ---------------

          A. The Board of Trustees of EQR and the Board of Directors of EWR deem it advisable and in the best interests of their respective shareholders, subject to the conditions and other provisions contained herein, that EWR shall merge with and into EQR (the "Merger").

          B. Upon the terms and conditions set forth herein, EQR and EWR shall execute Articles of Merger (the "Articles of Merger") in substantially the form attached hereto as Exhibit "A" and shall file such Articles of Merger in accordance with Maryland law to effectuate the Merger.

          C. For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization under Section 368 of the Code.

          D. EQR and EWR have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

          E. EQR and EWR desire to make certain representations, warranties and agreements in connection with the Merger.

          F. Promptly following the execution of this Agreement, ERP Operating Limited Partnership, an Illinois limited partnership ("ERP Operating Partnership"), desires to offer to each holder of units of limited partnership interests in Evans Withycombe Residential, L.P., a Delaware limited partnership (the "EWR Partnership"), other than EWR, the right to contribute the units of limited partnership interests in EWR Partnership held by such partner to ERP Operating Partnership solely in exchange for units of limited partnership interest in ERP Operating Partnership pursuant to a Unit Contribution Agreement in the form agreed upon by the parties (the "Unit Contribution Agreement").

          G. Concurrently with the execution of this Agreement and as an inducement to EQR to enter into this Agreement, each of the holders of voting capital stock of Evans Withycombe

Management, Inc., an Arizona corporation ("Management Corp."), other than EWR, has entered into a Stock Purchase Agreement (the "Management Corp. Stock Purchase Agreement") providing for the sale of all the outstanding capital stock of Management Corp. to such individuals as shall be designated by EQR.

          H. Concurrently with the execution of this Agreement and as an inducement to EQR to enter into this Agreement, each of Stephen O. Evans, F. Keith Withycombe, EW Investments Limited Partnership and The Evans Family Limited Liability Company has entered into a voting agreement (the "Voting Agreement") pursuant to which such person or entity has agreed, among other things, to vote his or its shares of EWR in favor of this Agreement, the Merger and any other matter which requires his or its vote in connection with the transactions contemplated by this Agreement, to contribute his or its limited partnership interests in EWR Partnership for units of limited partnership interest of EQR pursuant to the Unit Contribution Agreement and to vote his or its limited partnership interests in EWR Partnership in favor of the matters described in this Agreement as the EWR Partner Approvals (as hereinafter defined).

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                   ---------

                                  THE MERGER
                                  ----------

          1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), and the Maryland General Corporation Law ("MGCL"), EWR shall be merged with and into EQR, with EQR as the surviving real estate investment trust (the "Surviving Trust").

          1.2 Closing. The closing of the Merger ("Closing") will take place at 10:00 a.m., local time in Chicago, Illinois on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties.

          1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the parties shall execute and file the Articles of Merger, executed in accordance with Title 8 and the MGCL, with the State Department of Assessments and Taxation of Maryland (the "Department"), and shall make all other filings and recordings required under Title 8 and the MGCL. The Merger shall become effective ("Effective Time") at such time as the

Department accepts the Articles of Merger for record, or at such time as EQR and EWR shall agree should be specified in the Articles of Merger (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Department). Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

          1.4 Effect of Merger on Declaration of Trust and By-Laws. The Amended and Restated Declaration of Trust, as amended, of EQR and the Amended and Restated By-laws of EQR, as in effect immediately prior to the Effective Time, shall continue in full force and effect after the Merger until further amended in accordance with applicable Maryland law.

          1.5 Trustees. The trustees of the Surviving Trust shall be the trustees of EQR immediately prior to the Effective Time, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, and Stephen O. Evans, for a term expiring at the annual meeting of shareholders of EQR held in the year 2000.

          1.6 Effect on Shares and Options. The effect of the Merger on the shares, options and restricted share awards of EWR shall be as provided in the Articles of Merger. The Merger shall not change the shares of beneficial interest, options and restricted share awards of EQR outstanding immediately prior to the Merger.

          1.7 Exchange Ratio. The exchange ratio to be set forth in the Articles of Merger ("Exchange Ratio") shall be 0.5 of a common share of beneficial interest of EQR, $0.01 par value per share ("EQR Common Share"), for each common share, $0.01 par value per share, of EWR ("EWR Common Share") outstanding immediately prior to the Effective Time.

          1.8  Transactions Relating To EWR Partnership.

               (a) ERP Operating Partnership shall offer to all holders of limited partnership interests in EWR Partnership (other than EWR) (the "EWR Unit Holders") the right to contribute all the EWR OP Units (as hereinafter defined) owned by the EWR Unit Holders, respectively, to ERP Operating Partnership in exchange for units of limited partnership interest of ERP Operating Partnership ("ERP OP Units"). The exact number of ERP OP Units to be received by each EWR Unit Holder who elects to exchange will be equal to the number of EWR OP Units contributed by such EWR Unit Holder pursuant to the Unit Contribution Agreement multiplied by the Exchange Ratio. Such offer shall be terminated if not accepted by the Closing Date unless extended by ERP Operating Partnership in its sole discretion. If such offer is accepted, the consummation of each accepted Unit Contribution Agreement shall be conditioned upon the occurrence of, and shall not occur until, the Effective Time. As used in this Agreement, "EWR OP Units" shall have the same meaning as the definition of Partnership Unit set forth in the Amended and Restated Agreement of Limited Partnership dated as of August 14, 1994, of EWR (the "EWR Partnership Agreement").

          (b) At the Effective Time, EQR and each EWR Unit Holder who executed a Unit Contribution Agreement shall enter into a Registration Rights Agreement in the form previously approved by the parties hereto (the "Registration Rights Agreement") pursuant to which EQR shall agree to register for resale pursuant to the Securities Act any EQR Common Shares issued to such EWR Unit Holders upon redemption of the ERP OP Units issued to such EWR Unit Holders pursuant to the Unit Contribution Agreements.

          (c) After the Closing Date, but not sooner than the Transfer Date (as hereinafter defined), EQR may (but shall not be obligated to) cause EWR Partnership to (i) contribute or transfer all the assets of EWR Partnership, subject to the liabilities of EWR Partnership, to ERP Operating Partnership or any other existing or newly-formed EQR Subsidiary (as hereinafter defined) which is wholly-owned by either or both EQR or ERP Operating Partnership pursuant to the form of Asset Contribution Agreement in the form agreed upon by the parties (the "Asset Contribution Agreement"), subject to obtaining consents as required pursuant to the Asset Contribution Agreement, or (ii) merge or consolidate with an existing or newly-formed EQR direct or indirect Subsidiary which is wholly-owned by either or both EQR or ERP Operating Partnership. If the assets of EWR Partnership are contributed to ERP Operating Partnership, EWR Partnership shall receive in exchange for such transfer that number of ERP OP Units equal to the number of EWR OP Units then outstanding multiplied by the Exchange Ratio. It is contemplated that if such transaction consists of the contribution of the assets of EWR Partnership, subject to its liabilities, in exchange for ERP OP Units, EWR Partnership will be dissolved promptly thereafter and such ERP OP Units shall be distributed to the partners of EWR Partnership in complete liquidation of their partnership interests in EWR Partnership. If such transaction is structured as a merger or consolidation, the partners of EWR Partnership shall receive in exchange for their EWR OP Units that number of ERP OP Units equal to the number of EWR OP Units held by them multiplied by the Exchange Ratio. Prior to the Closing Date, EWR shall obtain the approval of the requisite holders of EWR Units necessary to effectuate the transactions contemplated by this subsection (c) (the transactions contemplated by this paragraph (c) being referred to as the "Asset Contribution").

          (d) As used in this Agreement, "Transfer Date" shall mean the first to occur of (i) the date twelve months after the Closing Date, (ii) the date on which EQR receives an opinion of Rudnick & Wolfe or other nationally recognized tax counsel satisfactory to it or a ruling from the Internal Revenue Service that the Asset Contribution may be effected without adversely affecting the qualification of the Merger as a tax-free reorganization within the meaning of
Section 368 of the Code or (iii) the date on which regulations are promulgated by the Department of the Treasury which, in the opinion of Rudnick & Wolfe or other nationally recognized tax counsel satisfactory to EQR, would permit the Asset Contribution to occur without adversely affecting the qualification of the Merger as a tax-free reorganization within the meaning of Section 368 of the Code.

               (e) EWR shall seek the requisite approval of the partners of EWR Partnership to (i) the Merger (if required), (ii) EQR becoming the general partner of EWR Partnership, (iii) the Asset Contribution, (iv) the distribution of ERP OP Units to the partners of EWR Partnership upon dissolution of EWR Partnership, (v) the deletion of Section 11.2(c) of the EWR Partnership Agreement and any actual or purported amendment to said Section, (vi) the amendment to the EWR Partnership Agreement to provide that 1% of the EWR OP Units contributed to ERP Operating Partnership pursuant to the Unit Contribution Agreements shall constitute units of general partnership interest in EWR, so that ERP Operating Partnership shall become a co-general partner of EWR Partnership, and (vii) any other matters reasonably requested by either party to effectuate the transactions contemplated by this Agreement (the "EWR Partner Approvals").

          1.9 No Appraisal Rights. The holders of EWR Common Shares shall not be entitled to appraisal rights as a result of the Merger.


                                   ARTICLE 2
                                   ---------

                     REPRESENTATIONS AND WARRANTIES OF EWR
                     -------------------------------------

          Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of EWR and delivered to EQR prior to the execution hereof (the "EWR Disclosure Letter"), EWR represents and warrants to EQR as follows:

          2.1 Organization, Standing and Power of EWR. EWR is a corporation duly organized and validly existing under the laws of Maryland. EWR has the requisite corporate power and authority to carry on its business as now being conducted. EWR is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of EWR and the EWR Subsidiaries (as defined below), taken as a whole (a "EWR Material Adverse Effect"). EWR has delivered to EQR complete and correct copies of EWR's charter and Amended and Restated Bylaws, in each case, as amended to the date of this Agreement.

          2.2  EWR Subsidiaries.

               (a) Schedule 2.2 to the EWR Disclosure Letter sets forth (i) each Subsidiary (as defined below) of EWR (the "EWR Subsidiaries"), (ii) the ownership interest therein of EWR, (iii) if not wholly-owned by EWR, the identity and ownership interest of each of the other owners of such EWR Subsidiary and (iv) each apartment community owned by such Subsidiary. As used in this Agreement, "Subsidiary" of any Person (as defined below) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               (b) Except as set forth in Schedule 2.2 to the EWR Disclosure Letter, (i) all the outstanding shares of capital stock of each EWR Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by EWR or by another EWR Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each EWR Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by EWR, by another EWR Subsidiary or by EWR and another EWR Subsidiary are owned free and clear of all Liens. Each EWR Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each EWR Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each EWR Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a EWR Material Adverse Effect. Copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each EWR Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to EQR. No effective amendment has been made to the EWR Partnership Agreement since August 14, 1994.

          2.3  Capital Structure.

               (a) The authorized shares of stock of EWR consist of 10,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding, and 100,000,000 EWR Common Shares, of which 20,372,163 were issued and outstanding as of August 15, 1997, which includes 146,166 EWR Common Shares issued pursuant to Restricted Share Grants (as hereinafter defined), of which 54,038 EWR Common Shares have become vested. On August 15, 1997, (i) 1,830,000 EWR Common Shares have been reserved for issuance under the 1994 Stock Incentive Plan of EWR (the "1994 Plan"), under which options in respect of 1,130,775 EWR Common Shares have been granted and are outstanding on August 15, 1997,

(ii) 100,000 EWR Common Shares were reserved for issuance under the Non-Employee Directors Stock Plan of EWR (the "Non-Employee Directors Plan"), under which no options have been granted, and (iii) 4,551,423 EWR Common Shares were reserved for issuance upon conversion of EWR OP Units.

               (b) Set forth in Schedule 2.3 of the EWR Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase EWR Common Shares granted under the 1994 Plan or any other formal or informal arrangement ("EWR Options"); (ii) each grant of EWR Common Shares to employees which are subject to any risk of forfeiture ("Restricted Share Grants"); and (iii) all other warrants or other rights to acquire stock, all limited stock appreciation rights, phantom stock, dividend equivalents, performance units and performance shares granted under the 1994 Plan which are outstanding on August 15, 1997 or on the date of this Agreement. Schedule 2.3 of the EWR Disclosure Letter sets forth for each EWR Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number of EWR Common Shares subject to such option, the number of shares subject to options that are currently exercisable, the exercise price per share, and the number of such shares subject to share appreciation rights. For each Restricted Share Grant,
Schedule 2.3 of the EWR Disclosure Letter sets forth the name of the grantee, the date of the grant and the number of EWR Common Shares granted and the date any risk of forfeiture with respect to such shares lapses. No director of EWR has elected to receive EWR Common Shares in lieu of director's fees pursuant to the Non-Employee Directors Stock Plan. On the date of this Agreement, except as set forth in this Section 2.3 or Schedule 2.3 of the EWR Disclosure Letter, no shares of stock of EWR were outstanding or reserved for issuance.

               (c) All outstanding shares of stock of EWR are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of EWR having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of EWR may vote.

               (d)  Except (i) as set forth in this Section 2.3 or in Schedule
2.3 of the EWR Disclosure Letter and (ii) EWR OP Units (as hereinafter defined), which may be redeemed for EWR Common Shares, as of August 15, 1997 and as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which EWR or any EWR Subsidiary is a party or by which such entity is bound, obligating EWR or any EWR Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of EWR or any EWR Subsidiary or obligating EWR or any EWR Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to EWR or a EWR Subsidiary).

               (e) As of the date hereof, 24,923,586 EWR OP Units are validly issued and outstanding, fully paid and nonassessable, of which 20,372,163 are owned by EWR. Schedule 2.3 of the EWR Disclosure Schedule sets forth the name of each EWR Unit Holder and the number of EWR OP Units owned by each such EWR Unit Holder as of the date of this Agreement. The EWR OP Units are subject to no restriction except as set forth in the Partnership Agreement. EWR Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in EWR Partnership, whether issued or unissued, or Securities convertible into interests in EWR Partnership.

               (f) All dividends on EWR Common Shares and distributions on EWR OP Units which have been declared prior to the date of this Agreement have been paid in full.

          2.4 Other Interests. Except for interests in the Subsidiaries of EWR Partnership and certain other entities as set forth in Schedule 2.4 or 2.5 of the EWR Disclosure Letter, neither EWR nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities). With respect to such other interests, EWR or EWR Partnership is a partner or stockholder in good standing, and owns such interests free and clear of all liens, pledges, security interests, claims, options or other encumbrances. Neither EWR nor any of the EWR Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts are (a) set forth on the EWR Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of EWR (as defined in Section 2.23), the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts.

          2.5  Authority; Noncontravention; Consents.

               (a) EWR has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Merger (the "EWR Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which EWR is a party. The execution and delivery of this Agreement by EWR and the consummation by EWR of the transactions contemplated by this Agreement to which EWR is a party have been duly authorized by all necessary action on the part of EWR, except for and subject to the EWR Shareholder Approvals and the EWR Partner Approvals. This Agreement has been duly executed and delivered by EWR and constitutes a valid and binding obligation of EWR, enforceable against EWR in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

               (b) Except as set forth in Schedule 2.5 to the EWR Disclosure Letter, the execution and delivery of this Agreement by EWR do not, and the consummation of the transactions contemplated by this Agreement to which EWR is a party and compliance by EWR with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of EWR or any EWR Subsidiary under, (i) the charter or the Amended and Restated Bylaws of EWR or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any EWR Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to EWR or any EWR Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to EWR or any EWR Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a EWR Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to EWR or any EWR Subsidiary in connection with the execution and delivery of this Agreement by EWR or the consummation by EWR of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined in Section 5.1), (ii) the acceptance for record of the Articles of Merger by the Department and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5 to the EWR Disclosure Letter, (B) as may be required under (y) federal, state or local environmental laws or (z) the "blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent EWR from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a EWR Material Adverse Effect.

               (c) For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, EWR confirms that the conduct of its business consists solely of investing in, owning, developing and operating real estate for the benefit of its shareholders.

          2.6 SEC Documents; Financial Statements; Undisclosed Liabilities. EWR and EWR Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since August 17, 1994 through the date hereof (the "EWR SEC Documents").
Schedule 2.6 of the EWR Disclosure Letter contains a complete list of all EWR SEC Documents filed by EWR or EWR Partnership with the SEC since January 1, 1997 and on or prior to the date of this Agreement. All of the EWR SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in each case, the rules and regulations promulgated thereunder applicable to such EWR SEC Documents. None of the EWR SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later EWR SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of EWR included in the EWR SEC Documents or of EWR Partnership included in the EWR SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of EWR and its Subsidiaries or EWR Partnership and its Subsidiaries, as the case may be, in each case taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 2.7 of the EWR Disclosure Letter, EWR has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the EWR SEC Documents or in Schedule 2.6 to the EWR Disclosure Letter, neither EWR nor any of the EWR Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of EWR or in the notes thereto and which, individually or in the aggregate, would have a EWR Material Adverse Effect.

          2.7 Absence of Certain Changes or Events. Except as disclosed in the EWR SEC Documents or the EWR Disclosure Letter, since the date of the most recent audited financial statements included in EWR SEC Documents (the "EWR Financial Statement Date"), EWR and its Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of EWR and its Subsidiaries taken as a whole (a "EWR Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a EWR Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.41 per EWR Common Share or EWR Partnership Unit, respectively (or as necessary to maintain REIT status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the EWR Common Shares or the EWR OP Units, (c) any split, combination or reclassification of the EWR Common Shares or the EWR OP Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of EWR or partnership interests in EWR partnerships or any issuance of an ownership interest in, any EWR Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a EWR Material Adverse Effect, (e) any change in accounting methods, principles or practices by EWR or any EWR Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in EWR SEC Documents or required by a change in GAAP, (f) any amendment of any employment, consulting, severance, retention or any other agreement between EWR and any officer or director of EWR or (g) any acquisition or disposition of any real property, or any commitment to do so, made by EWR or any of its Subsidiaries.

          2.8  Litigation. Except as disclosed in the EWR SEC Documents or in
Schedule 2.8 to the EWR Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of EWR and its Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of EWR or an EWR Subsidiary) or, to the Knowledge of EWR (as hereinafter defined), threatened in writing against or affecting EWR or any EWR Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a EWR Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against EWR or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the EWR Disclosure Letter sets forth each and every uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of EWR, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim and (z) no claim has been made under any directors' and officers' liability insurance policy maintained at any time by EWR or any of the EWR Subsidiaries.

          2.9  Properties.

               (a) Except as provided in Schedule 2.9 of the EWR Disclosure Letter, EWR or the EWR Subsidiary set forth on Schedule 2.2 of the EWR Disclosure Letter owns fee simple title to each of the real properties identified in Schedule 2.2 of the EWR Disclosure Letter (the

"EWR Properties"), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"). Except as set forth in Schedule
2.2 of the EWR Disclosure Letter, no other Person has any ownership interest in any of the EWR Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the EWR Properties subject thereto or affected thereby. Except as set forth in Schedule 2.9 of the EWR Disclosure Letter, none of the EWR Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. The EWR Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (i) Property Restrictions and Encumbrances set forth in the EWR Disclosure Letter,
(ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially adversely affect the current use of any EWR Property,
(iii) Property Restrictions and Encumbrances disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to EQR and listed in the EWR Disclosure Letter), which Property Restrictions and Encumbrances, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the EWR Properties subject thereto or affected thereby and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the EWR Property subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by EWR and the EWR Subsidiaries at such EQR Property. Except as provided in Schedule 2.9 of the EWR Disclosure Letter or as reflected in the applicable title report, a true and correct copy of which has been provided to EQR, no portion of any of the EWR Properties is located in a flood zone area "V". Schedule 2.9 lists each of the EWR Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

               (b) Except as provided in Schedule 2.9 of the EWR Disclosure Letter, valid policies of title insurance have been issued insuring the applicable EWR Subsidiary's fee simple title to the EWR Properties owned by it in amounts at least equal to the purchase price therefor paid by such EWR Subsidiary, subject only to the matters disclosed above and on the EWR Disclosure Letter. Such policies are, at the date hereof, in full force and effect. No claim has been made against any such policy.

               (c) Except as provided in Schedule 2.9 of the EWR Disclosure Letter or in EWR's capital budget attached to the EWR Disclosure Letter (the "EWR Capital Budget"), EWR has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the EWR Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the EWR Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the EWR Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the EWR Properties issued by any governmental authority; (iii) of any material structural defects relating to any EWR Property which costs more than $100,000 to repair; (iv) of any EWR Property whose building systems are not in working order in any material respect and costs more than $100,000 to repair; (v) of any physical damage to any EWR Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration; (vi) of any current renovation or uninsured restoration to any EWR Property the cost of which exceeds $100,000; or
(vii) of items referred to in Section 2.9(c)(iii)-(vi) which aggregate for EWR and its Subsidiaries more than $5,000,000.

               (d) Neither EWR nor any of the EWR Subsidiaries has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the EWR Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the EWR Properties or by the continued maintenance, operation or use of the parking areas. Except as set forth in Schedule 2.9 of the EWR Disclosure Letter, all work to be performed, payments to be made and actions to be taken by EWR or the EWR Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any EWR Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) have been performed, paid or taken, as the case may be, and EWR has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

          2.10 Environmental Matters. None of EWR, any of the EWR Subsidiaries or, to EWR's Knowledge, any other Person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the EWR Properties or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the EWR Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a EWR Material Adverse Effect; and in connection with the construction on or operation and use of the EWR Properties, EWR and the EWR Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except to the extent such failure to comply, individually or in the aggregate, would not have a EWR Material Adverse Effect. EWR has previously delivered or made available to EQR complete copies of all environmental investigations and testing or analysis made by or on behalf of EWR or any of the EWR Subsidiaries that are in the possession of any of them with respect to the environmental condition of the EWR Properties, all of which are listed in the EWR Disclosure Letter.

          2.11 Related Party Transactions. Set forth in Schedule 2.11 of the EWR Disclosure Letter is a list of all arrangements, agreements and contracts entered into by EWR or any of the EWR Subsidiaries with (a) any consultant, (b) any person who is an officer, director or Affiliate (as defined below) of EWR or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (c) any person who acquired EWR Common Shares or EWR OP Units in a private placement, except those of a type available to EWR employees generally. Such documents, copies of all of which have previously been delivered or made available to EQR, are listed in Schedule
2.11 of the EWR Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

          2.12 Employee Benefits. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by EWR or its Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.12. With respect to the Employee Plans:

               (a)  Except as disclosed in the EWR SEC Documents or in Schedule
          2.12 of the EWR Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

               (b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax-exempt under
          Section 501(a) of the Code and no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending and, to the Knowledge of EWR, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

                    (i) all Controlled Group Members have filed or caused to be filed every material return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

                    (ii) all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

                    (iii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code;

                    (iv) with respect to each such Employee Plan, to the extent applicable, EWR has delivered to or has made available to EQR true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Report (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

               (c) With respect to each Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code of Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

               (d) Except as disclosed in Schedule 2.12A, no Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. With respect to each Employee Plan set forth on Schedule 2.12A, EWR represents that each such Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a "standard termination" (as defined in 4041(b) of ERISA), as applicable on the termination date.

               (e) With respect to each pension plan maintained by any Controlled Group Member, such Plans provide the Plan Sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA and the Code.

          2.13 Employee Policies. Schedule 2.13 of the EWR Disclosure Letter lists the employee handbooks of EWR and each of the EWR Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to EQR. Except as set forth in Schedule 2.13 of the EWR Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of EWR and the EWR Subsidiaries.

          2.14 Taxes.

               (a) Each of EWR and the EWR Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or EWR has paid on its behalf) all

Taxes (as defined below) shown on such returns and reports as required to be paid by it except (i) as set forth in Schedule 2.14 of the EWR Disclosure Letter or (ii) taxes that are being contested in good faith by appropriate proceedings and for which EWR or the applicable EWR Subsidiary shall have set aside on its books adequate reserves. The most recent audited financial statements contained in the EWR SEC Documents reflect an adequate reserve for all material Taxes payable by EWR and the EWR Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the EWR Financial Statement Date, EWR has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither EWR nor any EWR Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon EWR. To the Knowledge of EWR, no deficiencies for any Taxes have been proposed, asserted or assessed against EWR or any of the EWR Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

               (b) EWR (i) for all taxable years commencing with 1994 through December 31, 1996 has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 1996 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1997 or the Closing Date, whichever is earlier, and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by the tenants of the EWR Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2)(C) of the Code (except for certain rents derived from the rental of apartments to winter visitors and corporate clients, which, if not treated as "rents from real property", will not result in the disqualification of EWR as a REIT under
Section 856 of the Code) or (B) otherwise result in a challenge to its status as a REIT, and to EWR's Knowledge, no such challenge is pending or threatened. Each EWR Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause EWR to violate
Section 856(c)(5) of the Code. Each EWR Subsidiary which is a corporation (other than Management Corp.) has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. EWR Partnership is not a publicly traded partnership within the meaning of Section 7704 of the Code, and the interests in the EWR Partnership are not considered to be (i) traded on an established securities market or (ii) readily tradeable on a secondary market or the substantial equivalent thereof under either IRS Notice

88-75 or Treasury Regulation Section 1.7704-1. In the case of a partner of EWR Partnership that is a Flow-Through Entity (as defined below), no person owning an interest in such Flow-Through Entity (directly or through another Flow-Through Entity) is treated as a partner of the EWR Partnership under either IRS Notice 88-75 or Treasury Regulation Section 1.7704-1(h)(3). For purposes of this
Section 2.14(b), "Flow-Through Entity" means an entity classified as a partnership, a grantor trust or an S corporation for federal income tax purposes.

          2.15 No Payments to Employees, Officers or Directors. Schedule 2.15 of the EWR Disclosure Letter contains a true and complete list of all cash and non-cash payments which will become payable to each employee, officer or director of EWR or any EWR Subsidiary as a result of the Merger. Except as described in
Schedule 2.15 to the EWR Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of EWR or any EWR Subsidiary.

          2.16 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Morgan Stanley Realty Incorporated, the fees and expenses of which are as described in the engagement letter dated May 7, 1997 between Morgan Stanley Realty Incorporated and EWR, a true and correct copy of which has previously been given to EQR, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of EWR or any EWR Subsidiary.

          2.17 Compliance with Laws. Neither EWR nor any of the EWR Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a EWR Material Adverse Effect.

          2.18 Contracts; Debt Instruments.

               (a) Neither EWR nor any EWR Subsidiary has received a written notice that EWR or any EWR Subsidiary is in violation of or in default under (nor to the Knowledge of EWR does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in
Schedule 2.18 to the EWR Disclosure Letter, nor to the Knowledge of EWR does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a EWR Material Adverse Effect.

               (b) Except for any of the following expressly identified in EWR SEC Documents, Schedule 2.18 of the EWR Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness of EWR or any of EWR Subsidiaries, other than Indebtedness payable to EWR or a EWR Subsidiary is outstanding or may be incurred. For purposes of this Section 2.18, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

               (c) To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18 of the EWR Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which EWR or any EWR Subsidiary is a party or an obligor with respect thereto.

               (d) Except as set forth in Schedule 2.18 of the EWR Disclosure Letter, neither EWR nor any of the EWR Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the EWR Properties.

               (e) Neither EWR nor any of the EWR Subsidiaries is a party to any agreement relating to the management of any of the EWR Properties by any Person other than EWR Management, Inc., except the agreements described in
Schedule 2.18 to the EWR Disclosure Letter (the "Third Party Management Agreements"). True and complete copies of the Third Party Management Agreements have previously been furnished to EQR.

               (f) Neither EWR nor any of the EWR Subsidiaries is a party to any agreement pursuant to which EWR or any EWR Subsidiary manages any real properties other than EWR Properties, except for the agreements described in
Schedule 2.18 to the EWR Disclosure Letter (the "Outside Property Management Agreements").

               (g) Except for budgeted construction disclosed in the EWR Capital Budget, Schedule 2.18 of the EWR Disclosure Letter lists all agreements entered into by EWR or any of the EWR Subsidiaries relating to the development or construction of, or additions or expansions to, any EWR Real Properties which are currently in effect and under which EWR or any of the

EWR Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000. True and correct copies of such agreements have previously been delivered or made available to EQR.

               (h) Schedule 2.18 of the EWR Disclosure Letter lists all agreements entered into by EWR or any of the EWR Subsidiaries providing for the sale of, or option to sell, any EWR Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

               (i) Except as set forth in Schedule 2.18 of the EWR Disclosure Letter, neither EWR nor any EWR Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by EWR or any EWR Subsidiary or (ii) to pay any additional purchase price for any of the EWR Properties.

               (j) The two Consulting Agreements dated 1991 between Management Corp. and Evans Western Joint Venture with respect to Phase II and Phase III of Acacia Creek have terminated and neither EWR nor any EWR Subsidiary has any liability thereunder.

          2.19 Opinion of Financial Advisor. EWR has received the opinion of Morgan Stanley Realty Incorporated or an affiliate thereof, dated August 27, 1997, satisfactory to EWR, a signed copy of which will be provided to EQR, to the effect that the proposed consideration to be received by the holders of EWR Common Shares pursuant to the Merger is fair to such holders from a financial point of view.

          2.20 State Takeover Statutes. EWR has taken all action necessary to exempt the transactions contemplated by this Agreement between EQR and EWR and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

          2.21 Registration Statement. The information relating to EWR and the EWR Subsidiaries included in the Registration Statement (as defined in Section 5.1) will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.22 Investment Company Act of 1940. Neither EWR nor any of EWR Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

          2.23 Definition of Knowledge of EWR. As used in this Agreement, the phrase "Knowledge of EWR" (or words of similar import) means the knowledge of those individuals identified in Schedule 2.23 of the EWR Disclosure Letter.

                                   ARTICLE 3
                                   ---------

                     REPRESENTATIONS AND WARRANTIES OF EQR
                     -------------------------------------

          Except as set forth in the letter of even date herewith signed by the President or an Executive Vice President of EQR and delivered to EWR prior to the execution hereof (the "EQR Disclosure Letter"), EQR represents and warrants to EWR as follows:

          3.1 Organization, Standing and Power of EQR. EQR is a real estate investment trust duly organized and validly existing under the laws of Maryland and has the requisite power and authority to carry on its business as now being conducted. EQR is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of EQR and the Subsidiaries of EQR ("EQR Subsidiaries"), taken as a whole ("EQR Material Adverse Effect"). EQR has delivered to EWR complete and correct copies of its Amended and Restated Declaration of Trust and Amended and Restated Bylaws as amended or supplemented to the date of this Agreement.

          3.2  Capital Structure.

               (a) The authorized shares of beneficial interest of EQR consist of 200,000,000 EQR Common Shares and 100,000,000 preferred shares of beneficial interest ("EQR Preferred Shares"), of which (i) 6,120,000 EQR Preferred Shares have been designated as 9-3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the "EQR Series A Preferred Shares"), (ii) 500,000 EQR Preferred Shares have been designated as 9-1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, that are represented by 5,000,000 depository shares (the "EQR Series B Preferred Shares"), (iii) 460,000 EQR Preferred Shares have been designated as 9-1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, that are represented by 4,600,000 depository shares (the "EQR Series C Preferred Shares"), (iv) 805,000 EQR Preferred Shares have been designated as 8.60% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (Liquidation Preference $250.00 Per Share) (the "EQR Series D Preferred Shares"), (v) 4,600,000 EQR Preferred Shares have been designated as Series E Cumulative Convertible Preferred Shares of Beneficial Interest, $0.01 par value per share (the "EQR Series E Preferred Shares") and (vi) 2,300,000 EQR Preferred Shares have been designated as Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the "EQR Series F Preferred Shares"). As of August 15, 1997, (i) 73,663,502 EQR Common Shares, 6,120,000 EQR Series A Preferred Shares, 500,000 EQR Series B Preferred Shares (represented by 5,000,000 depositary shares), 460,000 EQR Series C Preferred Shares (represented by 4,600,000 depositary shares), 700,000 EQR Series D Preferred Shares (represented by 7,000,000 depositary shares), 3,999,800 EQR Series E Preferred Shares and 2,300,000 EQR Series F Preferred Shares were outstanding, (ii) 889,288 EQR Common Shares were available for issuance under EQR's 1996 Non-Qualified Employee Share Purchase Plan (the "EQR Employee Share Plans"), (iii) 3,804,404 EQR Common Shares were issuable upon exercise of outstanding share options (the "EQR Options") to purchase EQR Common Shares and 1,272,376 EQR Common Shares were available for grant, under EQR's Second Amended and Restated 1993 Share Option and Share Award Plan (the "Employee Share Award and Option Plan"), and (iv) 7,425,715 EQR Common Shares were reserved for issuance upon redemption of ERP OP Units (as defined below) for EQR Common Shares pursuant to the Fourth Amended and Restated Agreement of Limited Partnership (the "ERP Operating Partnership Agreement") of ERP Operating Partnership. On August 15, 1997, except as set forth in this Section 3.2, no shares of beneficial interest or other voting securities of EQR were issued, reserved for issuance or outstanding.

               (b) All outstanding shares of beneficial interest of EQR are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, except that the shareholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by EQR. There are no bonds, debentures, notes or other indebtedness of EQR having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of EQR may vote.

               (c)  Except (i) for options granted under the plans described in
Section 3.2(a), (ii) the units ("ERP OP Units") of partnership interest held by partners in the ERP Operating Partnership (which, subject to certain restrictions, may be exchanged by the holders thereof for either EQR Common Shares on a one-for-one basis or, at EQR's option, cash) or (iii) as set forth in Schedule 3.2 to the EQR Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which EQR or any EQR Subsidiary is a party or by which such entity is bound, obligating EQR or any EQR Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of EQR or of any EQR Subsidiary or obligating EQR or any EQR Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to EQR or an EQR Subsidiary). Except as set forth on Schedule 3.2 to the EQR Disclosure Letter or as required under the ERP Operating

Partnership Agreement, there are no outstanding contractual obligations of EQR or any EQR Subsidiary to repurchase, redeem or otherwise acquire any shares of beneficial interest of EQR or any capital stock, voting securities or other ownership interests in any EQR Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than an EQR Subsidiary).

               (d) EQR owns all of its partnership interests in ERP Operating Partnership free and clear of all Liens.

          3.3 Organization, Standing and Power of ERP Operating Partnership. ERP Operating Partnership is a limited partnership duly organized and validly existing under the laws of Illinois and has the requisite power and authority to carry on its business as now being conducted. ERP Operating Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have an EQR Material Adverse Effect. EQR has delivered to EWR complete and correct copies of the ERP Operating Partnership Agreement as amended or supplemented to the date of this Agreement.

          3.4 Capital Structure of ERP Operating Partnership. As of August 15, 1997, the number of outstanding units of partnership interest in ERP Operating Partnership consists of (a) 73,663,502 units of general partnership interest,
(b) 7,425,715 units of limited partnership interest, (c) 6,120,000 9-3/8% Series A Cumulative Redeemable Preference Units, (d) 500,000 9-1/8% Series B Cumulative Redeemable Preference Units, (e) 460,000 9-1/8% Series C Cumulative Redeemable Preference Units, (f) 700,000 8.60% Series D Cumulative Redeemable Preference Units, (g) 3,999,800 Series E Cumulative Convertible Preference Units and (h) 2,300,000 Series F Cumulative Redeemable Preference Units. Except for the units of limited partnership interest, all of the units of partnership interest in ERP Operating Partnership are owned by EQR.

          3.5  Authority; Noncontravention; Consents.

               (a) EQR has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Merger (the "EQR Shareholder Approvals" and, together with the EWR Shareholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which EQR is a party. The execution and delivery of this Agreement by EQR and the consummation by EQR of the transactions contemplated by this Agreement to which EQR is a party have been duly authorized by all necessary action on the part of EQR, except for and subject to the EQR Shareholder Approvals. This Agreement has been duly executed and delivered by EQR and constitutes a valid and binding obligation of EQR, enforceable against EQR in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

               (b) Except as set forth in Schedule 3.5 to the EQR Disclosure Letter, the execution and delivery of this Agreement by EQR do not, and the consummation of the transactions contemplated by this Agreement to which EQR is a party and compliance by EQR with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EQR or any EQR Subsidiary under, (i) the Amended and Restated Declaration of Trust or Amended and Restated Bylaws of EQR or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other EQR Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to EQR or any EQR Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to EQR or any EQR Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have an EQR Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to EQR or any EQR Subsidiary in connection with the execution and delivery of this Agreement or the consummation by EQR of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Registration Statement (as defined in Section 5.1) and (y) such reports under Section 13 (a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Articles of Merger by the Department, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5 to the EQR Disclosure Letter or
(B) as may be required under (x) federal, state or local environmental laws or
(y) the securities laws of the State of Maryland or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent EQR from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, an EQR Material Adverse Effect.

               (c) For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, EQR confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders.

          3.6 SEC Documents; Financial Statements; Undisclosed Liabilities. EQR and ERP Operating Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since August 18, 1993 through the date hereof (the "EQR SEC Documents"). Schedule 3.6 of the EQR Disclosure Letter contains a complete list of all EQR SEC Documents filed by EQR under the Exchange Act since January 1, 1997 and on or prior to the date of this Agreement. All of the EQR SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such EQR SEC Documents. None of the EQR SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later EQR SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of EQR and the EQR Subsidiaries included in the EQR SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of EQR and the EQR Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the EQR SEC Documents or in Schedule 3.6 to the EQR Disclosure Letter, neither EQR nor any EQR Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of EQR or in the notes thereto and which, individually or in the aggregate, would have an EQR Material Adverse Effect.

          3.7 Absence of Certain Changes or Events. Except as disclosed in the EQR SEC Documents or in Section 3.7 to the EQR Disclosure Letter, since the date of the most recent audited financial statements included in the EQR SEC Documents (the "EQR Financial Statement Date"), EQR and the EQR Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of EQR and the EQR Subsidiaries taken as a whole (a "EQR Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an EQR Material Adverse Change, (b) except for regular quarterly distributions (in the case of EQR) not in excess of $.625 per EQR Common Share, $.5859 per EQR Series A Preferred Share, $5.703 per EQR Series B Preferred Share, $5.703 per EQR Series C Preferred Share, $.5375 per EQR Series D Preferred Share,

$.4375 per EQR Series E Preferred Share, and $.603125 per EQR Series F Share, in each case subject to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of EQR's shares of beneficial interest, (c) any split, combination or reclassification of any of EQR's shares of beneficial interest,
(d) any damage, destruction or loss, whether or not covered by insurance, that has or would have an EQR Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by EQR or any EQR Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the EQR SEC Documents or required by a change in GAAP.

          3.8  Litigation. Except as disclosed in the EQR SEC Documents or in
Schedule 3.8 to the EQR Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of EQR and the EQR Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of EQR or an EQR Subsidiary) or, to the Knowledge of EQR (as defined in Section 3.20), threatened in writing against or affecting EQR or any EQR Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have an EQR Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EQR or any EQR Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

          3.9  Properties.

               (a) EQR or one of the EQR Subsidiaries owns fee simple title to each of the real properties listed in the EQR SEC Filings as owned by it (the "EQR Properties"), except where the failure to own such title would not have an EQR Material Adverse Effect.

               (b) The EQR Properties are not subject to any Encumbrances or Property Restrictions which could cause an EQR Material Adverse Affect.

               (c) Valid policies of title insurance have been issued insuring EQR's or the applicable EQR Subsidiaries' fee simple title to the EQR Properties in amounts at least equal to the purchase price thereof paid by EQR or the applicable EQR Subsidiaries therefor, except where the failure to obtain such title insurance would not have an EQR Material Adverse Effect.

               (d) EQR has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the EQR Properties where such failure would have an EQR Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which would have an EQR Material Adverse Effect, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the EQR Properties issued by any governmental authorities which would have an EQR Material Adverse Effect or (iii) of any structural defects relating to EQR Properties, EQR Properties whose building systems are not in working order, physical damage to any EQR Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration, except such structural defects, building systems not in working order, physical damage, renovation and restoration which, in the aggregate, would not have an EQR Material Adverse Effect.

               (e) Neither EQR nor any of the EQR Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the EQR Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the EQR Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not have an EQR Material Adverse Effect.

               (f) All work to be performed, payments to be made and actions to be taken by EQR or the EQR Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any EQR Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, except where the failure to do so would, in the aggregate, not have an EQR Material Adverse Effect, and EQR has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements which would have an EQR Material Adverse Effect.

          3.10 Environmental Matters. None of EQR, any of the EQR Subsidiaries or, to EQR's Knowledge, any other Person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the EQR Properties or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the EQR Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have an EQR Material Adverse Effect; and in connection with the construction on or operation and use of the EQR Properties, EQR and the EQR Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except to the extent such failure to comply, individually or in the aggregate, would not have an EQR Material Adverse Effect.

          3.11 Taxes.

               (a) Each of EQR and the EQR Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or EQR has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it except where the failure to file such tax returns or reports and failure to pay such Taxes would not have an EQR Material Adverse Effect. The most recent audited financial statements contained in the EQR SEC Documents reflect an adequate reserve for all material Taxes payable by EQR and the EQR Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the EQR Financial Statement Date, EQR has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither EQR nor any EQR Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon EQR. To the Knowledge of EQR, no deficiencies for any Taxes have been proposed, asserted or assessed against EQR or any of the EQR Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

               (b) EQR (i) for all taxable years commencing with 1993 through the most recent December 31 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1997 and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by tenants to the EQR Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2) of the Code or (B) otherwise result in a challenge to its status as a REIT, and to EQR's Knowledge, no such challenge is pending or threatened. Each EQR Subsidiary which is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

          3.12 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc., the fees and expenses of which have previously been disclosed to EQR and will be paid by EQR, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of EQR or any EQR Subsidiary.

          3.13 Compliance with Laws. Except as disclosed in the EQR SEC Documents, neither EQR nor any of the EQR Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have an EQR Material Adverse Effect.

          3.14 Contracts; Debt Instruments. Neither EQR nor any EQR Subsidiary has received a written notice that EQR or any EQR Subsidiary is in violation of or in default under (nor to the Knowledge of EQR does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of EQR does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not have an EQR Material Adverse Effect, except as set forth in Schedule 3.14 to the EQR Disclosure Letter.

          3.15 Opinion of Financial Advisor. EQR has received the opinion of J.
P. Morgan Securities Inc., dated August 27, 1997, satisfactory to EQR, a signed copy of which has been provided to EWR, to the effect that the consideration to be paid by EQR in connection with the Merger is fair, from a financial point of view, to EQR and ERP Operating Partnership.

          3.16 State Takeover Statutes. EQR has taken all action necessary to exempt transactions between EQR and EWR and its Affiliates from the operation of Takeover Statutes.

          3.17 Registration Statement. The information with respect to EQR and the EQR Subsidiaries included in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.18 Investment Company Act of 1940. Neither EQR nor any of the EQR Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

          3.19 Employee Policies. Schedule 3.19 of the EQR Disclosure Letter lists the employee handbooks of EQR and each of the EQR Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to EWR. Except as set forth in Schedule 3.19 of the EQR Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of EQR and the EQR Subsidiaries.

          3.20 Definition of Knowledge of EQR. As used in this Agreement, the phrase "Knowledge of EQR" (or words of similar import) means the knowledge of those individuals identified in Schedule 3.20 of the EQR Disclosure Letter.

          3.21 EQR Not an Interested Stockholder. EQR is not an "interested stockholder" of EWR or an "affiliate of an interested stockholder" of EWR within the meaning of Section 3-601 of the MGCL.


                                   ARTICLE 4

                                   COVENANTS

          4.1 Acquisition Proposals. Prior to the Effective Time, EWR agrees that:

               (a) neither it nor any of the EWR Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of, EWR or any of the EWR Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

               (b) it will not permit any of its officers, employees, agents or financial advisors to engage in any of the activities described in
          Section 4.1(a);

               (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.1(b) of the obligations undertaken in this
          Section 4.1; and

               (d) it will notify EQR immediately if EWR receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of EWR from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Board of Directors of EWR determines in good faith that such action is required for the Board of Directors to comply with its duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, EWR provides written notice to EQR to the effect that it is furnishing information to, or entering into discussions with, such person or entity and (C) subject to any confidentiality agreement with such person or entity (which EWR determined in good faith was required to be executed in order for the Board of Directors to comply with its duties to shareholders imposed by law), EWR keeps EQR informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, taking and disclosing to the EWR shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 4.1 shall
(x) permit EWR to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit EWR to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, EWR shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of EWR under this Agreement; provided, however, that the Board of Directors of EWR may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. Any disclosure that the Board of Directors of EWR may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to stockholders of EWR or Rule 14d-9 or 14e-2 will not constitute a violation of this Section 4.1 provided that such disclosure states that no action will be taken by the Board of Directors of EWR with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Acquisition Proposal except in accordance with this
Section 4.1. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of EWR determines in good faith to be more favorable to EWR's shareholders from a financial point of view than the Merger and which the Board of Directors of EWR determines is reasonably capable of being consummated.

          4.2 Conduct of EWR's Business Pending Merger. Prior to the Effective Time, except as consented to in writing by EQR or as expressly provided for in this Agreement, EWR shall, and shall cause each of the EWR Subsidiaries to:

               (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore and take all action necessary to continue to qualify as a REIT;

               (b) preserve intact its business organizations and goodwill and use its reasonable efforts to keep available the services of its officers and employees;

               (c) confer on a regular basis with one or more representatives of EQR to report operational matters of materiality and, subject to
          Section 4.1, any proposals to engage in material transactions;

               (d) promptly notify EQR of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

               (e) promptly deliver to EQR true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

               (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

               (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided EWR notifies EQR that it is availing itself of such extensions and provided such extensions do not adversely affect EWR's status as a qualified REIT under the Code;

               (h) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve EWR's status as a REIT or the status of any EWR Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under
          Section 856(i) of the Code, as the case may be);

               (i) not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness except for working capital under its revolving line(s) of credit, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate projects, except in the ordinary course of the multi-family apartment business, which shall include all activities necessary to proceed with the construction of the multi-family residential projects described in the EWR SEC Documents as being under development as well as projects which have been budgeted and previously disclosed in the EWR Capital Budget, in accordance with the agreements in existence on the date of this Agreement and previously furnished to EQR (the "Development Agreements");

               (j) not amend its charter or By-laws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any EWR Subsidiary;

               (k) make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3 to the EWR Disclosure Letter, (ii) the conversion of EWR OP Units pursuant to the EWR Partnership Agreement for EWR Common Shares and (iii) the issuance of EWR Common Shares to Paul Fannin in payment of the bonus to which he is entitled as approved by the Compensation Committee of the Board of Directors of EWR on July 11, 1997;

               (l) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors and not amend or waive any rights under any of the EWR Options;

               (m) except as provided in Section 5.10 hereof and in connection with the use of EWR Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any EWR Common Shares or EWR OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest, except for redemptions of EWR Common Shares required under Section 2(c) of Article V of the charter of EWR in order to preserve the status of EWR as a REIT under the Code;

               (n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the EWR Properties, except the sale of EWR Properties which are the subject of binding contracts to sell in existence on the date of this Agreement and disclosed in Schedule 2.18 of the EWR Disclosure Schedule;

               (o) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except sales of equipment which are not material, individually or in the aggregate, and which are made in the ordinary course of business;

               (p) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to EWR Subsidiaries in existence on the date hereof;

               (q) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to EQR or incurred in the ordinary course of business consistent with past practice;

               (r) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "Commitment") for the purchase of any real estate or which may result in total payments or liability by or to it in excess of $500,000 or aggregate Commitments in excess of $1,000,000 except (i) purchases of real estate necessary to complete a like kind exchange pursuant to Section 1031 of the Code, provided such purchase has been previously approved by EQR, such approval not to be unreasonably withheld or delayed and (ii) capital expenditures disclosed in the EWR Capital Budget;

               (s) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

               (t) not enter into any Commitment with any officer, director, consultant or Affiliate of EWR or any of the EWR Subsidiaries;

               (u) not increase any compensation or enter into or amend any employment agreement with any of its officers, directors or employees earning more than $50,000 per annum, other than waivers by employees of benefits under such agreements;

               (v) not adopt any new employee benefit plan or amend any existing plans or rights, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect;

               (w) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

               (x) not change the ownership of any of its Subsidiaries, except changes which arise as a result of the conversion of EWR OP Units into EWR Common Shares; and

               (y) not accept a promissory note in payment of the exercise price payable under any option to purchase EWR Common Shares.

For purposes of this Section 4.2 only, any contract, transaction or other event shall be deemed to be material if it would result or is expected to result in a net impact on EWR's consolidated income statement in excess of $500,000, or on EWR's consolidated balance sheet in excess of $1,000,000.

          4.3 Conduct of EQR's Business Pending Merger. Prior to the Effective Time, except as (i) contemplated by this Agreement, or (ii) consented to in writing by EWR, EQR shall, and shall cause each of the EQR Subsidiaries to:

               (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

               (b) confer on a regular basis with one or more representatives of EWR to report operational matters of materiality which would have an EQR Material Adverse Effect;

               (c) promptly notify EWR of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

               (d) promptly deliver to EWR true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

               (e) maintain its books and records in accordance with GAAP consistently applied; and

               (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities.

For purposes of this Section 4.3 only, an emergency, change, complaint, investigation or hearing shall be deemed material if it would reasonably be expected to have an EQR Material Adverse Effect.

          4.4 Compliance with the Securities Act. Prior to the Effective Time, EWR shall cause to be prepared and delivered to EQR a list (reasonably satisfactory to counsel for EQR) identifying all persons who, at the time of the EWR and EQR Shareholders Meetings, may be deemed to be "affiliates" of the EWR as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). EWR shall use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to EQR on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any EQR Common Shares issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule
145. EQR shall be entitled to place legends as specified in such written agreements on the certificates representing any EQR Common Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the EQR Common Shares, consistent with the terms of such agreements.

          4.5 Filing of Certain Reports. The Surviving Trust shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of EWR or EQR may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of beneficial interest of the Surviving Trust received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

          4.6 Other Actions. Each of EWR on the one hand and EQR on the other hand shall not, and shall use commercially reasonable efforts to cause their Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.1, any of the conditions to the Merger set forth in
Article 6 not being satisfied.

                                   ARTICLE 5

                             ADDITIONAL COVENANTS

          5.1 Preparation of the Registration Statement and the Proxy Statement; EWR Shareholders Meeting and EQR Shareholders Meeting.

               (a) The parties shall cooperate and promptly prepare and EQR shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Corporate Registration Statement") covering the EQR Common Shares issuable in the Merger, a portion of which registration statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of EQR and EWR in connection with the Merger (the "Proxy Statement"). The parties shall cooperate and promptly prepare and ERP Operating Partnership shall file with the SEC as soon as practicable after the date of this Agreement, a registration statement on Form S-4 ("Partnership Registration Statement") under the Securities Act covering:

                    (i) ERP OP Units issuable to EWR Unit Holders upon the contribution of EWR OP Units to ERP Operating Partnership pursuant to the Unit Contribution Agreements;

                    (ii) ERP OP Units which may be issued to EWR Partnership pursuant to the Asset Contribution and the distribution of such ERP OP Units to the Partners of EWR Operating Partnership (other than the ERP OP Units issued to EQR) in complete liquidation of their partnership interests; and

                    (iii) A portion of the Partnership Registration Statement
                          shall also constitute a Consent Solicitation Statement of EWR Partnership of solicitation of consents to the matters described in the definition of EWR Partner Approval (the "Consent Solicitation Statement"). The Corporate Registration Statement and the Partnership Registration Statement are referred to collectively as the "Registration Statements."

EQR shall use its best efforts to maintain the effectiveness of the Partnership Registration Statement during the period EWR OP Units can be exchanged for ERP OP Units. To the extent practicable, the parties shall utilize one document for transmittal to their respective shareholders and for transmittal to the partners of EWR Partnership to meet applicable legal requirements. EQR shall use its reasonable best efforts, and EWR shall cooperate with EQR, to (i) respond to any comments of the SEC and (ii) have the Registration Statements declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statements effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of EWR and EQR will use its reasonable best efforts to cause the Proxy Statement to be mailed to EWR's shareholders and EQR's shareholders, respectively, as promptly as practicable after the Corporate Registration Statement is declared effective under the Securities Act. EWR will use its reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the EWR Unit Holders as promptly as practicable after the Partnership Registration Statement is declared effective under the Securities Act. Each party agrees to date its Proxy Statement as of the same date, which shall be the approximate date of mailing to the shareholders of the respective parties. EQR will notify EWR promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statements, the Proxy Statement or the Consent Solicitation Statement or for additional information and will supply EWR with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statements, the Proxy Statement or the Consent Solicitation Statement. The Registration Statements, the Proxy Statement and the Consent Solicitation Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statements, the Proxy Statement or the Consent Solicitation Statement, EQR or EWR, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of EQR, the shareholders of EWR or the EWR Unit Holders such amendment or supplement to the Proxy Statement or the Consent Solicitation Statement. EQR shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of beneficial interest of the Surviving Trust pursuant to the Merger and the ERP OP Units pursuant to the Unit Contribution Agreement or as contemplated by the Asset Contribution, and EWR shall furnish all information concerning EWR, EWR Partnership, the holders of the EWR Common Shares and rights to acquire such shares and the EWR Unit Holders as may be reasonably requested in connection with any such action.

               (b) EQR will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of EQR), duly call, give notice of, convene and hold a meeting of its shareholders (the "EQR Shareholders Meeting") for the purpose of obtaining the EQR Shareholder Approvals. EQR will, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger, and the transactions contemplated by this Agreement.

               (c) EWR will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of EWR), duly call, give notice of, convene and hold a meeting of its shareholders (the "EWR Shareholders Meeting") for the purpose of obtaining EWR Shareholder Approvals. EWR will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement; provided, that prior to the EWR Shareholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Board of Directors of EWR determines in good faith that such withdrawal, modification or amendment is appropriate.

               (d) EQR and EWR shall use their best efforts to hold their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(b) and 5.1(c), shall be a day not later than 45 days after the date the Proxy Statement is mailed.

               (e) If on the date for the EQR Shareholders Meeting and EWR Shareholders Meeting established pursuant to Section 5.1(d) of this Agreement, either EQR or EWR has not received duly executed proxies for a sufficient number of votes to approve the Merger (but less than a majority of the outstanding EWR Common Shares or EQR Common Shares, as the case may be, have voted against the Merger), then both parties shall recommend the adjournment of their respective shareholders meetings until the first to occur of (i) the date ten (10) days after the originally scheduled date of the shareholders meetings or (ii) the date on which duly executed proxies for the requisite number of votes approving the Merger have been obtained or proxies have been received representing more than a majority of its outstanding common shares of beneficial interest or more than a majority of its outstanding common stock which voted against the Merger.

               (f) EWR will present for approval by the limited partners of EWR Partnership each of the matters described in the definition of EWR Partner Approvals, at a meeting of the limited partners of EWR Partnership or through requests for written consent. Approval will be solicited through the use of the Consent Solicitation Statement. EWR hereby agrees to vote in favor of such matters and to recommend to the EWR Unit Holders that they approve such matters. If such approval is sought through a meeting, EWR shall use its best efforts to hold such partners' meeting on the same day as the EWR Shareholders Meeting.

          5.2 Access to Information: Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of EWR and EQR shall, and shall cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of EWR and EQR shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of EWR and EQR, shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of July 22, 1997 between EWR and EQR (the "Confidentiality Agreement").

          5.3  Best Efforts; Notification.

               (a) Subject to the terms and conditions herein provided, EWR and EQR shall: (i) use all reasonable best efforts to cooperate with one another in
(A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts (other than the payment of money) to obtain in writing any consents required from third parties to effectuate the Merger, including consents required in connection with the EWR Debt (as defined in Section 5.18 below), such consents to be in form reasonably satisfactory to EWR and EQR; and
(iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, EWR and EQR shall take all such necessary action.

               (b) EWR shall give prompt notice to EQR, and EQR shall give prompt notice to EWR, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          5.4 Tax Treatment. Each of EQR and EWR shall use its reasonable best efforts before and after the Effective Time to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(f). The EQR Partnership will use the "traditional method" under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of or interests in the EWR Partnership as of the Effective Time.

          5.5 Public Announcements. EQR and EWR will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

          5.6 Listing. EQR shall use all reasonable efforts to cause the EQR Common Shares to be issued in the Merger and the EQR Common Shares to be reserved for issuance to EWR

Holders upon exchange for ERP OP Units issued pursuant to the Unit Contribution Agreements and the Asset Contribution to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

          5.7 Transfer and Gains Taxes. EQR and EWR shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, EQR shall, or shall cause ERP Operating Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of beneficial interests in the Surviving Trust, all Transfer and Gains Taxes.

          5.8  Benefit Plans and Other Employee Arrangements.

               (a) Benefit Plans. After the Effective Time, all employees of EWR who are employed by the Surviving Trust shall, at the option of the Surviving Trust, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, of EWR which is, at the option of the Surviving Trust, continued by the Surviving Trust, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Trust who were formerly employees of EQR in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Trust after the Effective Time. With respect to each such employee benefit plan, service with EWR or any EWR Subsidiary (as applicable) shall be included for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits.

               (b) Share Incentive Plans. The share incentive plans of EWR shall be discontinued as specifically set forth in the Articles of Merger.

               (c) Agreement of Optionees. Prior to the Closing, EWR shall use its best efforts to obtain the written agreement of each optionee holding an option to purchase EWR Common Shares described in Schedule 2.3 to the EWR Disclosure Letter ("Company Options") not to exercise such Company Option prior to the Effective Time and in consideration for such agreement, receive cash in an amount equal to the difference between (i) the Exchange Ratio multiplied by the Closing Price (as hereinafter defined) of a EQR Common Share on the Trading Day (as hereinafter defined) immediately preceding the Closing Date and (ii) the applicable exercise price set forth in such Company Option, multiplied by (iii) the number of EWR Common Shares subject to such Company Option (whether or not vested), such amount to be paid by EWR an instant prior to the Effective Time. All Company Options not so forfeited and which remain outstanding at the Effective Time shall be cancelled by virtue of the Merger and no consideration shall be paid with respect thereto. As used in this Agreement, "Average Closing Price" means the average of the daily closing prices of a EWR Common Share reported in the "New York Stock Exchange Composite Transactions" by The Wall Street Journal (Midwest Edition) during the period of five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Closing Date. As used in this Agreement, "Trading Day" means a day on which the closing price of a EWR Common Share is reported in the "New York Stock Exchange Composite Transactions" by The Wall Street Journal (Midwest Edition).

               (d) Withholding. EWR shall require each employee who exercises a Company Option or who receives EWR Common Shares pursuant to any existing commitment to pay to EWR in cash or EWR Common Shares an amount sufficient to satisfy in full EWR's obligation to withhold Taxes incurred by reason of such exercise or issuance.

               (e) Retention Program. As of the Effective Time, the Surviving Trust shall adopt a retention program (the "Retention Program") with respect to those employees of EWR and the EWR Subsidiaries set forth in Schedule 5.8 to the EWR Disclosure Letter (the "Schedule 5.8 Employees") by issuing to such Schedule
5.8 Employees a letter substantially in the form previously agreed upon by the parties (the "Retention Program Letter"). The Surviving Trust shall maintain the Retention Program in accordance with the terms thereof. In no event shall EWR adopt or agree to any other severance or retention program in addition to the Retention Program, except as otherwise specifically set forth in this Agreement. Neither the Retention Program nor any other term of this Agreement shall require the Surviving Trust to continue the employment of any employee of EWR after the Effective Time.

               (f) Termination of Existing Employment Agreements. The Employment Agreements dated as of August 17, 1994, as amended, between EWR Management Corp. and each of Stephen O. Evans and Richard G. Berry shall be terminated as of the Effective Time. Neither Mr. Evans nor Mr. Berry shall be entitled to any of the benefits set forth in Section 7 of such Employment Agreement.

               (g) Amendment to Change in Control Agreements. The Company and each of Paul Fannin, Kevin Burnett and Gail B. Peterson shall have entered into an agreement amending the Change in Control Agreement dated June 18, 1997 between EWR and such individual to (i) provide that all payments thereunder shall be due on January 2 of the year immediately succeeding the year in which termination of employment occurred if such termination occurs during the last two months of a calendar year, (ii) delete Section 3(b)(v) thereof, which provides for the vesting of employer contributions in his or her account pursuant to EWR's 401(k) plan, and to provide for a payment of money in lieu thereof, and (iii) provide that the definition of "Change in Control" set forth in such Change in Control Agreement shall apply only to EWR. The Company and each of Grant Lyon, Edward O'Clair, Donald Couvillion and Tony Pusateri shall have entered into an agreement amending the Change in Control Agreement dated June 18,

1997 between EWR and such individual in the manner described in clauses (ii) and
(iii) of the immediately preceding sentence.

               (h) Bonus. EQR shall pay, or shall cause an EQR Subsidiary to pay, the bonuses for 1997 for employees of EWR and the EWR Subsidiaries under the bonus plan of EWR previously described to EQR, on the date such bonus would have been paid by EWR had the Merger not occurred; provided, however, that EQR shall have no obligation to pay such bonus to (i) any person who voluntarily terminated his or her employment with EWR and the EWR Subsidiaries prior to the Effective Time or with EQR and the EQR Subsidiaries after the Effective Time, or
(ii) any person who received payments under any of the Change In Control Agreements dated June 18, 1997 with EWR (the "CIC Agreements") of a Pro Rata Bonus (as defined in the CIC Agreements). Such Pro Rata Bonus for any person who is a party to a CIC Agreement and whose employment is terminated during 1997 shall be determined based on the amount of the bonus payable to such person for 1997 under EWR's bonus plan referred to above, rather than the bonus received by such person for 1996.

          5.9  Indemnification.

               (a) From and after the Effective Time, the Surviving Trust shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of EWR or any EWR Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by EWR and the EWR Subsidiaries immediately prior to the Effective Time in its charter and Bylaws, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. In no event shall the Surviving Trust be obligated to provide directors' and officers' liability insurance except that the Surviving Trust shall obtain, at its expense, so-called "tail insurance" providing for the extension of the directors and officers liability insurance maintained by EWR for a period of six years after the Closing Date if available at commercially reasonable rates.

               (b) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of EQR and EWR.

               (c) In the event that the Surviving Trust or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this
Section 5.9, which obligations are
expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

          5.10 Declaration of Dividends and Distributions. From and after the date of this Agreement, EWR shall not make any dividend or distribution to its shareholders without the prior written consent of EQR; provided, however, the written consent of EQR shall not be required for the authorization and payment of quarterly distributions with respect to the EWR Common Shares of up to $0.41 per share for the dividend for the third quarter of 1997 and an amount per share for each quarterly dividend thereafter not to exceed 50% of the dividend on an EQR Common Share for such quarter; provided, however, the record date for each distribution with respect to the EWR Common Shares (other than the dividend for the third quarter of 1997) shall be the same date as the record date for the quarterly distribution for the EQR Common Shares as provided to EWR by notice not less than twenty (20) business days prior to the record date for any quarterly EQR distribution. From and after the date of this Agreement, EWR Partnership shall not make any distribution to the holders of EWR OP Units except a distribution per EWR OP Unit in the same amount as a dividend per EWR Common Share permitted pursuant to this Section, with the same record and payment dates as such dividend on the EWR Common Shares. The foregoing restrictions shall not apply, however, to the extent necessary for EWR to maintain REIT status.

          5.11 Employment and Consulting Agreements. Concurrently with the execution and delivery of this Agreement, Equity Residential Properties Management Limited Partnership shall enter into an employment agreement with Richard G. Berry ("Employment Agreement") and a Consulting Agreement with Stephen O. Evans ("Consulting Agreement"), each of which shall become effective as of the Effective Time. Such Employment Agreement and Consulting Agreement shall provide that the Change In Control Agreements dated June 18, 1997 between each such employee and EWR shall terminate as of the Effective Time.

          5.12 Transfer of Management Company Shares. At the Closing and pursuant to the Stock Purchase Agreement, each of Stephen O. Evans and F. Keith Withycombe shall transfer to such person or persons as EQR shall designate by written notice delivered to them prior to the Closing, all of the shares of Management Corp. owned by them, constituting all the outstanding shares of the Management Corp. which are not owned by EWR or a wholly-owned subsidiary of EWR, for an aggregate consideration of $10,000.

          5.13 Notices. EQR shall provide such notice to its preferred shareholders of the Merger as is required under Maryland law.

          5.14 Options. After the Effective Time, EQR may grant options to certain employees of EWR and its Subsidiaries who continue to be employed by EQR after the Closing Date in accordance with EQR's standard policies and procedures.

          5.15 Resignations. On the Closing Date, EWR shall cause the directors and officers of each of the EWR Subsidiaries to submit their resignations from such positions, effective as of the Effective Time.

          5.16 Third Party Management Agreements and Outside Property Management Agreements. EWR will not, and will not permit any of its Subsidiaries to, amend the Third Party Management Agreements or Outside Property Management Agreements. EWR will not, and will not permit any of its Subsidiaries to, renew the Third Party Management Agreements except on terms which permit its cancellation by EWR or the applicable EWR Subsidiary on thirty days' notice or less without any charge, penalty or other cost for such cancellation. EWR will not, and will not permit any of its Subsidiaries to, renew any Outside Property Management Agreement except on terms which are the same as the existing Outside Property Management Agreement or more favorable to EWR or the applicable EWR Subsidiary than the existing Outside Property Management Agreement.

          5.17 Intentionally Omitted.

          5.18 Restrictions on Resale of Certain EWR Properties. EQR agrees that neither it nor any of the EQR Subsidiaries will sell, transfer or otherwise dispose of any of the EWR Properties described on Schedule 5.18 of the EWR Disclosure Letter (or any property acquired in a like-kind exchange under Section 1031 or 1033 of the Code in replacement thereof) in a transaction resulting in the recognition of gain for federal income tax purposes on or before January 1, 2003, unless and until the first to occur of (a) the date on which an aggregate of at least 50% of the Applicable Units (as hereinafter defined) have been transferred in Taxable Transactions (as hereinafter defined) or (b) the date on which an amendment to the Code is enacted which eliminates tax-free transfers, exchanges, conveyances or other dispositions of real property under Section 1031 or 1033 of the Code. As used herein, a "Taxable Transaction" shall mean (i) a sale, transfer or other disposition of Applicable Units unless the holder of such Applicable Units presents evidence reasonably satisfactory to EQR or ERP Operating Partnership that such holder will not incur any income tax as a result of such transfer or (ii) the death of the holder of Applicable Units; provided, however, that once an Applicable Unit has been the subject of a Taxable Transaction, any subsequent transfers of such Applicable Unit or the death of any subsequent holder thereof shall not be considered in determining whether 50% or more of the Applicable Units have been transferred in Taxable Transactions. As used herein, "Applicable Units" mean the ERP OP Units issued pursuant to the Unit Contribution Agreements, the ERP OP Units issued to the EWR Unit Holders in liquidation of EWR Partnership and any ERP OP Units issued upon any subsequent transfer of such ERP OP Units (regardless of the number of transfers). EQR further covenants that it will not voluntarily prepay
(y) the securitized debt arising under the Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing dated as of August 17, 1994 with EWR Finance Partnership L.P. or (z) the fixed rate loan from Northwestern

Mutual Life Insurance Company to EWR Partnership (each a "EWR Debt") until the date the EWR Debt in question can be prepaid without penalty or premium.


                                   ARTICLE 6
                                   ---------

                                  CONDITIONS
                                  ----------

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Shareholder and Partner Approvals. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Shareholder Approvals and the Partner Approvals shall have been obtained.

          (b) Listing of Shares. The NYSE shall have approved for listing the shares of beneficial interest of the Surviving Trust to be issued in the Merger or in exchange for ERP OP Units issued pursuant to the Unit Contribution Agreements, subject to official notice of issuance.

          (c) Registration Statements. The Registration Statements shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

          (e) Blue Sky Laws. The Surviving Trust shall have received all state securities or "blue sky" permits and other authorizations necessary to issue shares of beneficial interest to the shareholders of EWR.

          (f) Opinion of Maryland Counsel. EQR and EWR shall have received the opinion of Ballard Spahr Andrews & Ingersoll, which is acting at the request and with the consent of both parties as Maryland counsel, to the effect that this Agreement and the Articles of Merger are enforceable under Maryland law, that all requisite approvals of the Merger by the shareholders of EQR and EWR has been obtained, and as to such other matters as are customary in a transaction such as the Merger.

     6.2 Conditions to Obligations of EQR. The obligations of EQR to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by EQR:

          (a) Representations and Warranties. The representations and warranties of EWR set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and EQR shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of EWR contained herein are so qualified) signed on behalf of EWR by the chief executive officer or the chief financial officer of EWR, in such capacity, to such effect.

          (b) Performance of Obligations of EWR. EWR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and EQR shall have received a certificate signed on behalf of EWR by the chief executive officer or the chief financial officer of EWR, in such capacity, to such effect.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have been no EWR Material Adverse Change and EQR shall have received a certificate of the chief executive officer or chief financial officer of EWR, in such capacity, certifying to such effect.

          (d) Tax Opinions Relating to REIT Status of EWR and Partnership Status of EWR Partnership. EQR shall have received an opinion of counsel to EWR, reasonably satisfactory to EQR, that, commencing with its taxable year ended December 31, 1994, (i) EWR was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (ii) EWR Operating Partnership has been during and since 1994, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (e) Tax Opinion Relating to Merger. EQR shall have received an opinion dated the Closing Date from counsel to EQR, based upon certificates and letters, which letters and certificates are in the form agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

               (f) Opinion of Counsel. EQR shall have received an opinion from Gibson, Dunn & Crutcher LLP or other counsel to EWR reasonably satisfactory to EQR dated the Closing Date in form and substance reasonably satisfactory to EQR addressing the matters set forth in Exhibit "B" hereto.

               (g) Consents. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an EQR Material Adverse Effect or a EWR Material Adverse Effect.

               (h) Employment and Consulting Agreements. The Employment Agreement and Consulting Agreement shall remain in full force and effect (except due to the employee's or consultant's death), and neither Mr. Berry nor Mr. Evans shall have breached any of his obligations under his Employment Agreement or Consulting Agreement, as applicable.

               (i) Shares of Management Corp. The voting shares of Management Corp. shall have been transferred to EQR's designees in accordance with the Management Corp. Stock Purchase Agreement.

               (j) Voting Agreements. Each of the Voting Agreements shall remain in full force and effect and the individuals and entities party thereto shall not have breached any of their obligations thereunder.

               (k) Change in Control Agreements. The Change in Control Agreements dated June 18, 1997 between EWR and each of the employees named in Section 5.8 (other than Messrs. Lyon, O'Clair and Pusateri) shall have been amended as provided in Section 5.8.

               (l) Affiliates Letter. Each of the Affiliates shall have delivered to EQR the written agreement contemplated by Section 4.4.

          6.3 Conditions to Obligations of EWR. The obligation of EWR to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by EWR:

               (a) Representations and Warranties. The representations and warranties of EQR set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and EWR shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of EQR contained herein are so qualified) signed on behalf of EQR by the chief executive officer and the chief financial officer of such party, in such capacity, to such effect.

                (b) Performance of Obligations of EQR. EQR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and EWR shall have received a certificate of EQR signed on behalf of EQR by the chief executive officer or the chief financial officer of EQR, in such capacity, to such effect.

                (c) Material Adverse Change. Since the date of this Agreement, there shall have been no EQR Material Adverse Change and EWR shall have received a certificate of the chief executive officer or chief financial officer of EQR, in such capacity, certifying to such effect.

                (d) Tax Opinions Relating to REIT Status of EQR and Partnership Status of ERP Operating Partnership. EWR shall have received an opinion of counsel to EQR, reasonably satisfactory to EWR, that, commencing with its taxable year ended December 31, 1993, (i) EQR was organized and has operated in conformity with the requirements for qualification as a REIT under the Codes and (ii) ERP Operating Partnership has been during and since 1993, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

                (e) Tax Opinion Relating to Merger. EWR shall have received an opinion dated the Closing Date from counsel to EWR, based upon certificates and letters, which letters and certificates are in the form agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of
        Section 368(a) of the Code.

                (f) Opinion of Counsel. EWR shall have received an opinion from Rudnick & Wolfe or other counsel to EQR reasonably satisfactory to EWR dated the Closing Date in form and substance reasonably satisfactory to EWR addressing the matters set forth in Exhibit "C" hereto dated the Closing Date.

                (g) Consents. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an EQR Material Adverse Effect or a EWR Material Adverse Effect.


                                   ARTICLE 7
                                   ---------

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          7.1 Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Department, whether before or after either of the Shareholder Approvals are obtained:

               (a) by mutual written consent duly authorized by the Board of Trustees of EQR and the Board of Directors of EWR;

               (b) by EQR, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of EWR set forth in this Agreement, in either case such that the conditions set forth in
          Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by February 15, 1998 (or as otherwise extended);

               (c) by EWR, upon a breach of any representation, warranty, covenant obligation or agreement on the part of EQR set forth in this Agreement, in either case such that the conditions set forth in
          Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by February 15, 1998 (or as otherwise extended);

               (d) by either EQR or EWR, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

               (e) by either EQR or EWR, if the Merger shall not have been consummated before February 15, 1998; provided, that a party may not terminate pursuant to this clause (e) if the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this clause;

               (f) by either EQR or EWR if, upon a vote at a duly held EWR Shareholders Meeting or any adjournment thereof, EWR Shareholder Approvals shall not have been obtained by Section 5.1 or if the Partner Approvals shall not have been obtained as contemplated by the date of the vote at the EWR Shareholders Meeting;

               (g) by either EQR or EWR if, upon a vote at a duly held EQR Shareholders Meeting or any adjournment thereof, the EQR Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

               (h) by EWR, if prior to the EWR Shareholders Meeting, the Board of Directors of EWR shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal;

               (i) by EQR if (i) prior to the EWR Shareholders Meeting, the Board of Directors of EWR shall have withdrawn or modified in any manner adverse to EQR its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or (ii) EWR shall have entered into a definitive agreement with respect to any Acquisition Proposal; and

               (j) by EQR if Stephen O. Evans terminates his Consulting Agreement (other than by reason of his death) or Richard G. Berry terminates his Employment Agreement (other than by reason of his death) or if any of Stephen O. Evans, F. Keith Withycombe, EW Investments Limited Partnership or The Evans Family Limited Liability Company shall default in the performance of his obligations under the Voting Agreement.

          7.2  Certain Fees and Expenses.  If this Agreement shall be terminated
(i) pursuant to Section 7.1(h) or 7.1(i), then EWR will pay EQR (provided EWR was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) a fee equal to the Break-Up Fee (as defined below),
(ii) pursuant to Section 7.1(b) or 7.1(f), then EWR will pay EQR (provided EWR was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then EQR will pay EWR (provided EQR was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 7.1(a) or 7.1(g) or EQR's failure to perform its obligations under this Agreement in such a manner so as to entitle EWR to terminate this Agreement pursuant to Section 7.1(c)) and at the time of the termination of this Agreement an Acquisition Proposal has been received by EWR, and either prior to the termination of this Agreement or within twelve (12) months thereafter EWR or any EWR Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then EWR shall pay the Break-Up Fee to EQR. The payment of the Break Up Fee shall be compensation and liquidated damages for the loss suffered by EQR as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the Break-Up Fee. The Break-Up Fee shall be paid by EWR to EQR, or the Break-Up Expenses shall be paid by EWR to EQR or EQR to EWR (as applicable), in immediately available funds within fifteen
(15) days after the date the event giving rise to the obligation to make such payment occurred. As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $14,000,000 plus Break-Up Expenses (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to EQR without causing it to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to EQR, and (B) in the event EQR receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that EQR has received a ruling from the IRS holding that EQR's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and
(3) of the Code (the "REIT Requirements") or that the receipt by EQR of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. EWR's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that EQR is not able to receive the full Base Amount, EWR shall place the unpaid amount in escrow and shall not release any portion thereof to EQR unless and until EWR receives either one or combination of the following: (i) a letter from EQR's independent accountants indicating the maximum amount that can be paid at that time to EQR without causing EQR to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events EWR shall pay to EQR the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. The "Break-Up Expenses" payable to EQR or EWR, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $2,500,000, (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (iii) the sum of (A) the maximum amount that can be paid to the Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives a Break Up Fee Tax Opinion indicating that the Recipient has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by the Recipient of the remaining balance of the Break-Up Expenses following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Break-Up Expenses less the amount payable under clause (A) above. The obligation of EQR or EWR, as applicable ("Payor"), to pay any unpaid portion of the Break Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives any one or combination of the following: (i) a letter from the Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Recipient without causing the Recipient to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above.

          7.3 Effect of Termination. In the event of termination of this Agreement by either EWR or EQR as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of EQR, or EWR, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8; provided that (a) if this Agreement is terminated by EQR pursuant to Section 7.1(b), EWR shall not be entitled to any of the benefits of Section 7.2, or (b) if this Agreement is terminated by EWR pursuant to Section 7.1(c), EQR shall not be entitled to any of the benefits of
Section 7.2.

          7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Board of Trustees or Board of Directors at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of the parties as REITs or (b) preserve the Merger as a tax-free reorganization under Section 368 of the Code.

          7.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8
                                   ---------

                               GENERAL PROVISIONS
                               ------------------

          8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

               (a)  if to EQR, to:      Equity Residential Properties Trust
                                        Two North Riverside Plaza, Suite 400
                                        Chicago, Illinois  60606
                                        Attention:  President

                                        Fax No. (312) 207-5243

                    with a copy to:     Equity Residential Properties Trust
                                        Two North Riverside Plaza, Suite 400
                                        Chicago, Illinois  60606
                                        Attention:  Bruce C. Strohm, Esq.

                                        Fax No. (312) 454-0039

                    and:                Rudnick & Wolfe
                                        203 N. LaSalle St., Suite 1800
                                        Chicago, Illinois  60601
                                        Attention: Errol R. Halperin, Esq.
                                        Fax No. (312) 236-7516

               (b)  if to EWR, to:      Evans Withycombe Residential, Inc.
                                        6991 East Camelback Road, Suite A200
                                        Scottsdale, Arizona  85251
                                        Attention:  President
                                        Fax:  (602) 941-4266

                    with a copy to:     Gibson, Dunn & Crutcher LLP
                                        333 South Grand Avenue
                                        Los Angeles, California  90071
                                        Attention: Kenneth M. Doran, Esq.
                                        Fax No. (213) 229-6537

All notices shall be deemed given only when actually received.

          8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the EWR Disclosure Letter, the EQR Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Merger
(a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.8 (with respect to the Schedule 5.8 Employees who do not receive Retention Program Letters), Section 5.9 and Section 5.18 (with respect to the partners of EWR Partnership) ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies. The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the directors of EWR who had been members of the Board of Directors of EWR prior to the Effective Time.

          8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

          8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Chicago, Illinois, or

Phoenix, Arizona, or in any state court located in Illinois or California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Chicago, Illinois, or Phoenix, Arizona or any state court located in Chicago, Illinois or Phoenix, Arizona in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

          8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          8.10 Non-Recourse. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of EWR or any officer, director, employee, agent or representative of any party hereto. This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of EQR by the undersigned in his capacity as a trustee or officer of EQR, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of EQR dated as of August 10, 1993, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of EQR shall be personally bound or have any personal liability hereunder. EWR shall look solely to the assets of EQR for satisfaction of any liability of EQR with respect to this Agreement and any other agreements to which it is a party. EWR will not seek recourse or commence any action against any of the shareholders of EQR or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of EQR or seek recourse against any of their personal assets, for the performance or payment of any obligation of EQR hereunder or thereunder.

          IN WITNESS WHEREOF, EQR and EWR have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                 EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust


                                 By:/s/Bruce C. Strohm
                                    ------------------
                                    Name:Bruce C. Strohm
                                         ---------------
                                    Title:Executive Vice President
                                    ------------------------------

                                 EVANS WITHYCOMBE RESIDENTIAL, INC., a Maryland corporation


                                 By:/s/Stephen O. Evans
                                    ----------------
                                    Name:Stephen O. Evans
                                    ---------------------
                                    Title:Chairman & Chief Executive Officer
                                    ----------------------------------------

                                  EXHIBIT "B"
                                  -----------

                           MATTERS TO BE ADDRESSED IN
                             EWR OPINION OF COUNSEL
                             ----------------------


     1. EWR is a corporation duly organized, validly existing under the laws of the State of Maryland and is in good standing with the State Department of Assessment and Taxation in Maryland.

     2. EWR Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3. The execution, delivery and performance of the Agreement have been duly and validly authorized by all necessary corporate action on the part of EWR.

     4. The Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of EWR enforceable against EWR in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and commercial reasonableness.

     5. To our knowledge and belief without due inquiry, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate EWR to issue, transfer or sell any shares of stock or equity interest of EWR except as disclosed in the Agreement, the EWR Disclosure Letter or which are immaterial in amount.

     6. To our knowledge and belief without due inquiry, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate EWR Partnership to issue, transfer or sell any units of partnership interest of EWR Partnership except as disclosed in the Agreement, the EWR Disclosure Letter or which are immaterial in amount.

     7. The execution and delivery by EWR of the Agreement and the consummation by EWR of the transactions contemplated thereby in accordance with the terms thereof, will not (a) conflict with or result in a breach of any provision of the Articles of Amendment and Restatement or By-laws of EWR or the EWR Partnership Agreement or (b) to our knowledge and belief without due inquiry, violate, result in a breach of, or constitute a default under any contract, agreement or instrument to which EWR or any EWR Subsidiary is a party or by which EWR, any of the EWR Subsidiaries or any of their properties is bound, which violation, breach or default individually or in the aggregate, should reasonably be expected to have a Material Adverse Effect.

     8. The Unit Contribution Agreements have been duly executed and delivered by each of Stephen O. Evans, F. Keith Withycombe, EW Investments Limited Partnership and The Evans Family Limited Liability Company and constitute the valid and legally finding obligation of such individuals and entities, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency moratorium or other similar laws relating to creditors' rights and general principles of equity and commercial reasonableness.

     9. The Asset Contribution Agreement has been duly executed and delivered by EWR Partnership and constitutes the valid and legally binding obligation of EWR Partnership, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and commercial reasonableness.

     10. To our knowledge and belief without due inquiry, except (a) as disclosed in the EWR SEC Documents or in Schedule 2.8 to the EWR Disclosure Letter, and (b) personal injury and other routine tort litigation arising from the ordinary course of operations of EWR and the EWR Subsidiaries which we have been advised by EWR are covered by adequate insurance, there is no suit, action or proceeding pending or threatened in writing against or affecting EWR or any EWR Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a EWR Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EWR or any EWR Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     Such counsel shall also state the following: In the course of serving as special counsel to EWR, we have participated in discussions with representatives of EWR during which the contents of drafts of the Registration Statements, the Proxy Statement and the Consent Solicitation Statement were discussed and revised. Although we have made no independent investigation or verification of the correctness and completeness of the information included in the Registration Statements, the Proxy Statement or the Consent Solicitation Statement, in the course of our participation in the preparation of the Registration Statements, nothing has come to our attention that has caused us to believe that the Registration Statements and the prospectus included therein (except for the financial statements, supporting schedules and other financial, statistical and market data included therein, the section captioned "Management's Discussion and Analysis of Results of Operations and Financial Condition" relating to EWR and the information relating to and supplied by EQR, as to which we do not make any comment), at the time the Registration Statements became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement or Consent Solicitation Statement (except for the financial statements, supporting schedules and other financial, statistical and market data included therein, and the information relating to and supplied by EQR, as to which we do not make any comment), in each case at the time it was mailed to the respective shareholders of EQR and EWR or the partners of EWR Partnership, contained any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Counsel shall be entitled to rely on the opinion of Ballard Spahr Andrew & Ingersoll as to matters of Maryland law in paragraphs 1, 3, 4 and 7(a) or to deliver a separate opinion from said firm as to such matters.

                                  EXHIBIT "C"
                                  -----------

               MATTERS TO BE ADDRESSED IN EQR OPINION OF COUNSEL
               -------------------------------------------------


     1. EQR is a real estate investment trust duly organized, validly existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation in Maryland.

     2. ERP Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois.

     3. The execution, delivery and performance of the Agreement has been duly and validly authorized by all necessary trust action on the part of EQR.

     4. The Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of EQR enforceable against EQR in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and commercial reasonableness.

     5. To our knowledge and belief without due inquiry, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate EQR to issue, transfer or sell any shares of stock or equity interest of EQR except as disclosed in the Agreement, the EQR Disclosure Letter or which are immaterial in amount.

     6. The execution and delivery by EQR of the Agreement and the consummation by EQR of the transactions contemplated thereby in accordance with the terms thereof will not (a) conflict with or result in a breach of any provision of the Declaration of Trust or By-laws of EQR or the ERP Operating Partnership Agreement or (b) to our knowledge and belief without any duty of inquiry, violate, result in a breach of, or constitute a default under any contract, agreement or instrument to which EQR or any EQR Subsidiary is a party or by which EQR, any of the EQR Subsidiaries or any of their properties is bound, which violation, breach or default individually or in the aggregate, should reasonably be expected to have a EQR Material Adverse Effect.

     7. To our knowledge and belief without due inquiry, except (a) as disclosed in the EQR SEC Documents or in Schedule 3.8 to the EQR Disclosure Letter and (b) personal injury and other routine tort litigation arising from the ordinary course of operations of EQR and the EQR Subsidiaries which we have been advised by EQR are covered by adequate insurance, there is no suit, action or proceeding pending or threatened in writing against or affecting EQR or any EQR Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a EQR Material Adverse Effect, or (ii) prevent the consummation of any of the transactions contemplated

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

by the Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EQR or any EQR Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     Such counsel shall also state the following: In the course of serving as special counsel to EQR, we have participated in discussions with representatives of EQR during which the contents of drafts of the Registration Statements, the Proxy Statement and the Consent Solicitation Statement were discussed and revised. Although we have made no independent investigation or verification of the correctness and completeness of the information included in the Registration Statements, the Proxy Statement or the Consent Solicitation Statement, in the course of our participation in the preparation of the Registration Statements, nothing has come to our attention that has caused us to believe that the Registration Statements and the prospectus included therein (except for the financial statements, supporting schedules and other financial, statistical and market data included therein, the section captioned "Management's Discussion and Analysis of Results of Operations and Financial Condition" relating to EQR and the information relating to and supplied by EWR, as to which we do not make any comment), at the time the Registration Statements became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement or Consent Solicitation Statement (except for the financial statements, supporting schedules and other financial, statistical and market data included therein, and the information relating to and supplied by EWR, as to which we do not make any comment), in each case at the time it was mailed to the respective shareholders of EQR and EWR or the partners of EWR Partnership, contained any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Counsel shall be entitled to rely on the opinion of Ballard Spahr Andrew & Ingersoll as to matters of Maryland law in paragraphs 1, 3, 4 and 7(a) or to deliver a separate opinion from said firm as to such matters.

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